UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2011

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43,219
(Address of Principal Executive Offices)	(Zip Code)

(614) 418-8000
(Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 18, 2011, M/I Financial Corp. (“M/I Financial”) (a wholly-owned subsidiary of M/I Homes, Inc.), entered into a secured mortgage warehousing agreement with Comerica Bank and The Huntington National Bank (the “MIF Mortgage Warehousing Agreement”). The MIF Mortgage Warehousing Agreement replaced M/I Financial's $45 million secured revolving credit agreement with The Huntington National Bank dated April 27, 2010 (the “MIF Credit Agreement”), which was scheduled to expire on April 26, 2011. The MIF Mortgage Warehousing Agreement expires on March 31, 2012 and will be used to finance eligible residential, first mortgage loans originated by M/I Financial. The MIF Mortgage Warehousing Agreement provides M/I Financial with maximum borrowing availability of $50 million. M/I Financial pays interest on each advance under the MIF Mortgage Warehousing Agreement at a per annum rate of the greater of (i) the floating LIBOR rate plus 225 basis points and (ii) 4.0%.

The MIF Mortgage Warehousing Agreement is secured by certain mortgage loans that have been originated by M/I Financial and are being “warehoused” prior to their sale to investors. The MIF Mortgage Warehousing Agreement provides for limits with respect to certain loan types that can secure outstanding borrowings. There are currently no guarantors of the MIF Mortgage Warehousing Agreement, although M/I Financial may, at its election, designate from time to time any one or more of its subsidiaries as guarantors.

M/I Financial must comply with certain representations, warranties and covenants set forth in the MIF Mortgage Warehousing Agreement. The covenants, as more fully described in the MIF Mortgage Warehousing Agreement, require, among other things, that M/I Financial:

•	maintain Tangible Net Worth of at least $10 million;

•	maintain liquidity (unencumbered cash and cash equivalents) of at least $5 million;

•	maintain a leverage ratio (Debt to Tangible Net Worth) of not more than 10.0 to 1.0;

•	maintain, as of the end of each calendar month, for the 12 months then ending, Adjusted Net Income of at least $1.00;

•
not incur any Indebtedness, except as permitted by the MIF Mortgage Warehousing Agreement, which permitted Indebtedness includes other mortgage collateralized facilities and Indebtedness incurred in the normal operation of M/I Financial's mortgage finance and related business;

•
not incur any liens, except as permitted by the MIF Mortgage Warehousing Agreement, which permitted liens include liens securing other mortgage collateralized facilities and liens incurred in the normal operation of M/I Financial's mortgage finance and related business; and

•
not make any Investments, except as permitted by the MIF Mortgage Warehousing Agreement, which permitted Investments include Investments in cash and equivalents and Investments made in the normal operation of M/I Financial's mortgage finance and related business.

The MIF Mortgage Warehousing Agreement contains customary events of default, including:

•	the failure to pay obligations under the MIF Mortgage Warehousing Agreement when due;

•	the failure to meet financial covenants;

•
an acceleration event under, or other termination of, M/I Financial's $10 million master repurchase agreement dated December 27, 2010 if the outstanding obligations are not repaid or repurchased within the time specified;

•	an acceleration event under any other credit facility which M/I Financial may enter into in the future;

•	failure to satisfy any judgment in excess of $200,000 that is not bonded pending appeal;

•	a change of control; and

•	bankruptcy and other insolvency events.

In the event of a default under the MIF Mortgage Warehousing Agreement, the lenders may terminate their commitments under the MIF Mortgage Warehousing Agreement and declare the amounts outstanding, including all accrued and unpaid interest and fees, payable immediately.

The foregoing summary is qualified in its entirety by reference to the MIF Mortgage Warehousing Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. All capitalized terms not otherwise defined herein are as defined in the MIF Mortgage Warehousing Agreement.

ITEM 1.02    TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On April 18, 2011, in connection with the closing of the MIF Mortgage Warehousing Agreement, M/I Financial and The Huntington National Bank terminated the MIF Credit Agreement. All unpaid interest and fees were paid in full by M/I Financial at the closing, and M/I Financial did not incur any early termination penalties.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description of Document
10.1
Mortgage Warehousing Agreement dated April 18, 2011 by and among M/I Financial Corp., the lenders party thereto (currently Comerica Bank and The Huntington National Bank) and Comerica Bank, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2011

M/I Homes, Inc.

By:	/s/ Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller
and Chief Accounting Officer

Index to Exhibits

Exhibit No.	Description of Documents
10.1
Mortgage Warehousing Agreement dated April 18, 2011 by and among M/I Financial Corp., the lenders party thereto (currently Comerica Bank and The Huntington National Bank) and Comerica Bank, as administrative agent.